Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Energy Future Holdings Provides Update on Constructive Discussions

with Financial Stakeholders

DALLAS, March 31, 2014 – Energy Future Holdings today provided an update on its constructive discussions with certain of its financial stakeholders about various restructuring alternatives to strengthen the company’s balance sheet and create a sustainable capital structure to position it for the future. The company believes an agreement on a restructuring plan would minimize time and expense spent in a restructuring.

While no agreement has been reached, and there is no guarantee that an agreement will be reached, negotiations are ongoing.

As the company continues these discussions regarding potential changes to its capital structure, it is continuing normal business operations, providing the same high levels of service and reliability to customers and meeting ordinary course obligations, such as employee pay and benefits, regulatory obligations, and trade, vendor and similar obligations.

These restructuring discussions contemplate implementing a reorganization under Chapter 11 of the U.S. Bankruptcy Code. Throughout a potential Chapter 11 reorganization, the company fully expects that it would continue normal business operations, including continuation of:

•	Employee wages and benefits.

•	Qualified retirement plans and medical benefits for retirees.

•	High levels of service to retail customers under the terms of their agreements.

•	Compliance with all regulatory obligations.

•	Payment in the normal manner for suppliers and vendors for all goods and services provided after the date of any potential filing.

The company is negotiating to secure access to additional financial resources to help support, among other things, its continued normal operating and working capital requirements and to facilitate its plans during a potential restructuring.

Given the constructive nature of the ongoing discussions, and although the company has available liquidity, the company has elected to not make interest payments on certain of its notes due on April 1. The debt agreements allow for a grace period to make these payments.

In addition, the company has filed a Form 12b-25 with the U.S. Securities and Exchange Commission to automatically extend the time within which to file its annual report on Form 10-K for the year ended Dec. 31, 2013.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with more than 1.7 million customers in Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than 3.2 million delivery points and 119,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to various risks and uncertainties. All statements, other than statements of historical facts, that are included in this press release are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. In particular, there can be no guarantee that any future changes in our capital structure will occur or, if any changes occur, that they will ultimately be successful or produce the desired outcome, and there can be no assurance regarding whether we will meet our financial obligations. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in Energy Future Holdings Corp.’s, Energy Future Intermediate Holdings Company LLC’s and Energy Future Competitive Holdings Company LLC’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein).

-END-